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                                                                     EXHIBIT 5.1


                     [ANDREWS & KURTH L.L.P. LETTERHEAD]




                                January 8, 1997


Board of Directors
Equity Corporation International
415 South First Street
Suite 210
Lufkin, Texas 75901

Gentlemen:

         We have acted as counsel to Equity Corporation International, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (Reg. No. 333-17873)(the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of the offering and sale of up to 7,994,522 shares (the "Firm Shares") of the Company's common stock, par value $0.01 per share ("Common Stock") by the Selling Stockholder named in the Registration Statement and up to 1,199,178 shares (the "Option Shares") of Common Stock by the Company pursuant to an over-allotment option exerciseable by the several Underwriters named in the Registration Statement (the Firm Shares and the Option Shares are collectively referred to herein as the "Shares").

         In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

         Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that the Firm Shares have been validly issued and are fully paid and nonassessable and that the Option Shares, when issued against payment therefor pursuant to the Purchase Agreement referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In addition, we hereby consent to the reference to this firm as having passed on the
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validity of the Shares under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,


                                        /s/ ANDREWS & KURTH L.L.P.